SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X| Preliminary Proxy Statement            |_| Confidential, for Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         TRIANGLE PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X| No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

|_| Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

                       [LOGO OF TRIANGLE PHARMACEUTICALS]

                    4 University Place, 4611 University Drive
                          Durham, North Carolina 27707

                                                                   April 6, 2001

To the Stockholders of TRIANGLE PHARMACEUTICALS, INC.:

      You are cordially invited to attend the Annual Meeting of the Stockholders of Triangle Pharmaceuticals, Inc., to be held at The University Club, 3100 Tower Boulevard, Durham, North Carolina 27707 on May 18, 2001 at 10:00 a.m.

      Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement which you are urged to read carefully.

      If you do not plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy card promptly in the accompanying reply envelope. You may also vote by phone or the internet by following the instructions on the proxy card. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

      We look forward to seeing you at the Annual Meeting.


                                        David W. Barry, M.D.
                                 Chairman and Chief Executive Officer

                             YOUR VOTE IS IMPORTANT

      In order to assure your representation at the annual meeting, you are requested to complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope, to which no postage need be affixed if mailed in the United States. You may also vote by phone or the internet by following the instructions on the proxy card.

                         TRIANGLE PHARMACEUTICALS, INC.
                    4 University Place, 4611 University Drive
                          Durham, North Carolina 27707

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 18, 2001

                                   ----------

To the Stockholders of
TRIANGLE PHARMACEUTICALS, INC.

      The Annual Meeting of Stockholders of Triangle Pharmaceuticals, Inc., Triangle, will be held at The University Club, 3100 Tower Boulevard, Durham, North Carolina 27707 on May 18, 2001 at 10:00 a.m., the Annual Meeting, to consider and vote upon the following matters, which are more fully described in the accompanying Proxy Statement:

            1. To approve the terms of the issuance on March 9, 2001 of 200,000 shares of Series B preferred stock, par value $0.001 per share, at a price per share of $60.00;

            2. To approve an amendment to our 1996 Stock Incentive Plan increasing the number of shares of common stock reserved for issuance under the plan by 1,500,000 shares in 2002 and 1,500,000 shares in 2003, and increasing the number of shares for which options granted to non-employee members of the Board of Directors under the Automatic Option Program of the Plan are exercisable;

            3. To elect three directors to the class of directors whose term expires in 2004. The Board of Directors has nominated the following persons for reelection at the Annual Meeting: Standish M. Fleming, Dennis
      B. Gillings, Ph.D. and Henry G. Grabowski, Ph.D;

            4. To ratify the appointment of PricewaterhouseCoopers LLP as Triangle's independent accountants for the fiscal year ending December 31, 2001; and

            5. To transact any other business that properly comes before the Annual Meeting or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders of record at the close of business on March 23, 2001 will be entitled to vote at the Annual Meeting and at any adjournment thereof. The transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at Triangle's offices.

                                        By Order of the Board of Directors


                                        R. Andrew Finkle, Secretary

April 6, 2001

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN, PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. YOU MAY ALSO VOTE BY PHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD.

                         TRIANGLE PHARMACEUTICALS, INC.
                    4 University Place, 4611 University Drive
                          Durham, North Carolina 27707

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                     For the Annual Meeting of Stockholders
                                   To Be Held
                                  May 18, 2001

      The enclosed proxy is solicited on behalf of the Board of Directors of Triangle Pharmaceuticals, Inc., a Delaware corporation, for use at the annual meeting of stockholders to be held on May 18, 2001, and at any adjournment or postponement of the annual meeting. The annual meeting will be held at 10:00 a.m. at The University Club, 3100 Tower Boulevard, Durham, North Carolina 27707. All stockholders of record on March 23, 2001 will be entitled to notice of and to vote at the annual meeting. We intend to mail this Proxy Statement and the accompanying proxy to stockholders on or about April 6, 2001.

      The mailing address of the principal executive office of Triangle is 4611 University Drive, P.O. Box 50530, Durham, North Carolina 27717.

                               PURPOSE OF MEETING

      The specific proposals to be considered and acted on at the annual meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

                         VOTING RIGHTS AND SOLICITATION

Voting

      On March 23, 2001, the record date for determining stockholders entitled to vote at the annual meeting, there were 46,363,918 shares of common stock outstanding. In addition, on March 23, 2001, there were 200,000 shares of Series B preferred stock outstanding. Each holder of common stock is entitled to one vote per share on all matters brought before the annual meeting. Each holder of Series B preferred stock is entitled to cast ten votes per share on all matters brought before the annual meeting.

      The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or by proxy, will constitute a quorum at the annual meeting. Holders of 23,281,960 shares of common and preferred stock present in person or by proxy will constitute a quorum at the annual meeting. Abstentions and broker nonvotes will be counted for purposes of determining whether a quorum is present at the annual meeting and abstentions will have the effect of negative votes.

Revocability of Proxies

      Any person giving a proxy has the power to revoke it at any time before its exercise. You may revoke your proxy by filing with the Secretary of Triangle Pharmaceuticals, Inc. at our principal executive office, 4 University Place, 4611 University Drive, Durham, North Carolina 27707, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the annual meeting and voting in person.

Solicitation

      We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional soliciting materials furnished to stockholders. We will provide copies of solicitation materials to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. In addition, we may reimburse these record holders for their costs of forwarding the solicitation materials to beneficial owners. We may supplement this original solicitation of proxies by mail by solicitation by telephone, telegram or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for these services. Except as described above, we do not presently intend to solicit proxies other than by mail.

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                                   PROPOSAL 1
--------------------------------------------------------------------------------

             APPROVAL OF THE TERMS OF THE PREFERRED STOCK FINANCING

      On March 9, 2001, we completed a private placement of 200,000 newly issued shares of Series B preferred stock, par value $0.001 per share, at a price of $60.00 per share. The gross proceeds from the sale of the Series B preferred stock were $12,000,000, with net proceeds to us of approximately $10,900,000.

      The Board of Directors has adopted a resolution submitting to the stockholders for their approval a proposal to approve the terms of the sale of the Series B preferred shares. Each share of Series B preferred stock will convert automatically into ten shares of common stock on the earlier of stockholder approval or March 9, 2002, resulting in the issuance of a total of 2,000,000 shares of common stock. If the stockholders do not approve the terms of the sale of the Series B preferred stock, the holders of the Series B preferred stock outstanding will be entitled to receive a dividend of $5.00 per share on March 9, 2002.

      We intend to use the net proceeds from the sale of the Series B preferred stock for general corporate purposes, including our drug development programs, such as pre-clinical testing and clinical trials, the payment of license fees, the costs of obtaining patent protection and other payments to licensors, the potential acquisition of additional drug candidates, the development of a commercial infrastructure and working capital.

Terms of the Preferred Stock Financing

      The shares of Series B preferred stock were issued under purchase agreements, each dated as of January 30, 2001. The shares of Series B preferred stock have rights described in a Certificate of Designations, Preferences and Rights which we filed and is now part of our Certificate of Incorporation. The sale of the Series B preferred stock was made in a private placement to selected qualified institutional buyers and accredited investors. The shares are restricted and may not be transferred or sold, except as permitted by the purchase agreements and pursuant to the registration of the shares of Series B preferred stock or an available exemption from registration.

      If the stockholders do not approve the terms of the sale of the Series B preferred stock, each share of Series B preferred stock will remain outstanding until March 9, 2002, at which time it will convert automatically into ten shares of common stock, and the holders of the Series B preferred stock will be entitled to receive a dividend of $5.00 per share. This dividend will be payable, at our option, in cash or common stock. If we elect to pay dividends with shares of common stock, the number of shares will be calculated using a fixed price of $6.00 per share. Except for this conditional dividend, the holders of the Series B preferred stock have no preferential rights to dividends or distributions, including liquidating distributions, from us. Instead, the holders of Series B preferred stock are entitled to receive pro rata distributions with the holders of common stock on an as converted basis.

      Each holder of Series B preferred stock is entitled to ten votes per share, voting together with the holders of common stock as a single class, on all matters submitted to a vote of the stockholders on which only the votes of holders of common stock will be considered. The holders of Series B preferred stock have no special voting rights or special consent rights, except as may be required by law.

      Under the terms of each purchase agreement, we agreed to file a resale registration statement with the Securities and Exchange Commission relating to the sale of the common stock issuable upon conversion of the outstanding shares of Series B preferred stock within 30 days after we receive requested information from the purchasers after conversion of the Series B shares to common stock. We agreed to prepare and file any amendments and supplements to the registration statement that are necessary to keep the registration statement effective until the earlier of two years after the effective date of the registration statement or the date on which the purchasers may sell the common stock without registration under Rule 144(k) under the Securities Act of 1933, as amended.

Effect on Outstanding Common Stock

      The issuance of the Series B preferred stock and the common stock issuable upon the conversion of the outstanding shares of Series B preferred stock will dilute the voting rights of each existing stockholder.

Vote Required

      The affirmative vote of a majority of the holders of common stock represented and voting at the annual meeting will be required to approve the terms of the sale of the Series B preferred stock.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends a vote FOR the approval of the terms of the sale of the Series B preferred stock.

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                                   PROPOSAL 2
--------------------------------------------------------------------------------

             APPROVAL OF AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN

      You are being asked to approve an amendment to our 1996 Stock Incentive Plan, the 1996 Incentive Plan, that will increase the maximum number of shares of common stock authorized for issuance over the term of the 1996 Incentive Plan by an additional 1,500,000 shares effective January 1, 2002 and an additional 1,500,000 shares effective January 1, 2003. In addition, the amendment will increase the number of shares for which options are exercisable that are granted to non-employee members of the Board of Directors under the Automatic Option Grant Program. There are currently 5,699,829 shares of common stock authorized for issuance over the term of the 1996 Incentive Plan.

      In addition, the amendment to our 1996 Stock Incentive Plan increases the number of shares covered by each automatic stock option grant to a non-employee director as follows, effective for automatic grants made with respect to this and future annual meetings of our stockholders: (A) upon the initial election or appointment of a non-employee director, the director will receive an option to purchase 7,500 shares, and an additional 7,500 shares for each full or partial year of the term for which the director is elected or appointed, and (B) upon the re-election of a non-employee director, the director will receive an option to purchase 7,500 shares for each full or partial year of the term for which the director is re-elected. Currently, the number of shares covered by each component of automatic grants is 2,000 rather than 7,500 shares.

      The Board of Directors believes that these share increases are necessary in order to assure that we will have a sufficient reserve of shares of common stock available in the future to utilize option grants and stock issuances for purposes of attracting and retaining the services of key individuals essential to our long-term success.

      The 1996 Incentive Plan became effective when it was adopted by the Board of Directors on August 30, 1996 and was subsequently approved by our stockholders. The 1996 Incentive Plan serves as the successor to our 1996 Stock Option/Stock Issuance Plan, the Predecessor Plan, and all outstanding options under the Predecessor Plan have been incorporated into the 1996 Incentive Plan. The amendments to the 1996 Incentive Plan which are the subject of this proposal were adopted by the Board of Directors on March 6, 2001. The following is a summary of the principal features of the 1996 Incentive Plan, as amended as described in this Proposal 2. The summary is not a complete description of all the provisions of the 1996 Incentive Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary at our principal executive offices in Durham, North Carolina.

Equity Incentive Programs

      The 1996 Incentive Plan contains four separate equity incentive programs:

            o     a Discretionary Option Grant Program,
            o     a Salary Investment Option Grant Program,
            o     a Stock Issuance Program, and
            o     an Automatic Option Grant Program.

      The principal features of each program are described below. The Compensation Committee has the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to our executive officers and non-employee members of the Board of Directors. With respect to all other participants, those programs may be administered by either the Compensation Committee or a special stock option committee, the Secondary Committee, comprised of two or more directors appointed by the Board of Directors, or the Board of Directors may retain the authority to administer those programs. The Compensation Committee also has the exclusive authority to administer the Salary Investment Option Grant Program. However, option grants under the Automatic Option Grant Program are made in compliance with the express provisions of that program, and neither the Compensation Committee nor the Secondary Committee nor the Board of Directors will exercise any administrative discretion with respect to that program. The term Plan Administrator, as used in this summary, will mean the Compensation Committee, the Secondary Committee or the Board of Directors, to the extent that entity is acting within the scope of its administrative jurisdiction under the 1996 Incentive Plan.

Share Reserve

      8,699,829 shares of common stock are reserved for issuance over the term of the 1996 Incentive Plan, including the two 1,500,000-share increases which form part of this Proposal 2.

      The shares of common stock issuable under the 1996 Incentive Plan may be drawn from shares of our authorized but unissued common stock or from shares of common stock we reacquire, including shares repurchased on the open market. Shares subject to any outstanding options under the 1996 Incentive Plan, including options incorporated from the Predecessor Plan, which expire, are cancelled or otherwise terminate prior to exercise will be available for subsequent issuance. Unvested shares issued under the 1996 Incentive Plan that we subsequently repurchase, at the option exercise or direct issue price paid per share, will be added back to the share reserve and will be available for reissuance. However, shares subject to any option surrendered in accordance with the stock appreciation rights provisions of the 1996 Incentive Plan will not be available for subsequent issuance. In addition, shares of common stock withheld to pay the exercise price of an option or in satisfaction of withholding taxes incurred on the exercise or the vesting of a stock issuance will not be available for subsequent issuance under the 1996 Incentive Plan.

Eligibility

      Our employees, non-employee members of the Board of Directors, consultants and other independent advisors are eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Executive officers and other highly compensated employees are also eligible to participate in the Salary Investment Option Grant Program, and non-employee members of the Board of Directors automatically participate in the Automatic Option Grant Program.

      No persons may receive options, separately exercisable stock appreciation rights and direct stock issuances for more than 500,000 shares of common stock in the aggregate for any calendar year.

      As of January 31, 2001, executive officers, non-employee members of the Board of Directors and approximately 165 other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs, 17 employees were eligible to participate in the Salary Investment Option Grant Program, and the six non-employee Board members participate in the Automatic Option Grant Program.

Valuation

      The fair market value per share of common stock on any relevant date under the 1996 Incentive Plan is the closing selling price per share on that date on the Nasdaq National Market. However, if there is no closing selling price per share on the date in question, the fair market value will be the closing selling price for the last preceding date for which a quotation exists. On March 21, 2001, the closing selling price per share on the Nasdaq National Market was $5.594.

      As of January 31, 2001, 3,657,456 shares of common stock were subject to outstanding options under the 1996 Incentive Plan and 1,096,444 shares remained available for future issuance, not including the share increases which form part of this Proposal 2. Through January 31, 2001, 16,235 shares of common stock have been issued as direct stock grants under the 1996 Incentive Plan.

      Discretionary Option Grant Program

      Grants

      The Plan Administrator has complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, when grants will be made, the number of shares subject to each grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule, if any, to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding. We pay all expenses incurred in administering the 1996 Incentive Plan.

      Price and Exercisability

      Each option will have an exercise price per share not less than 85% of the fair market value per share of common stock on the option grant date. No option may have a term in excess of ten years. Options generally become exercisable in a series of installments over the optionee's period of service with us, although other exercisability schedules are permitted.

      Holders of options may pay the exercise price in cash or in shares of common stock. We may also establish a same-day sale program in which a designated brokerage firm will effect an immediate sale of the shares purchased under the option and pay over to us, out of the sale proceeds available on the settlement date, sufficient funds to cover the exercise price for the purchased shares plus all applicable withholding taxes.

      When an optionee's period of service ends, the optionee usually will have a three-month period of time in which to exercise any vested portion of outstanding options. The Plan Administrator has complete discretion to extend the period following the optionee's cessation of service during which he or she may exercise outstanding options and/or to accelerate the exercisability or vesting of those options. The Plan Administrator may accelerate vesting or extend an exercise period at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

      Stock Appreciation Rights

      The Plan Administrator may grant tandem stock appreciation rights under the Discretionary Option Grant Program that provide the holders with the right to surrender their options for an appreciation distribution in amount equal to the excess of (a) the fair market value of the vested shares of common stock subject to the surrendered option over (b) the aggregate exercise price payable for those shares. The appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of common stock.

      In addition, we may grant officers and non-employee members of the Board of Directors limited stock appreciation rights in tandem with their outstanding options. These grants must comply with the short-swing profit restriction of the Federal securities laws. Any option with a limited stock appreciation right may be surrendered to us on the occurrence of a hostile tender offer for more than 50% of our outstanding shares, and the optionee will in return be entitled to a cash distribution from us in an amount per surrendered option share equal to the excess of (i) the highest reported price per share of common stock paid in the tender offer over (ii) the option exercise price payable per share.

      Cancellation/Regrant Program

      The Plan Administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program which have exercise prices in excess of the then current market price of our common stock and to issue replacement options with an exercise price based on the market price of our common stock at the time of the new grant.

      Salary Investment Option Grant Program

      Grants

      The Plan Administrator has discretion in implementing the Salary Investment Option Grant Program for one or more calendar years and in selecting the executive officers and other highly compensated individuals eligible to participate in the program for those years. As a condition to participation, each selected individual must, prior to the start of the calendar year of participation, file with the Plan Administrator an irrevocable authorization directing us to reduce his or her base salary for the upcoming calendar year by an amount not less than $10,000 nor more than $50,000. Each individual whose salary reduction authorization is approved by the Plan Administrator will be granted an option under the Salary Investment Option Grant Program as soon as possible after the start of the calendar year for which the salary reduction is to be in effect.

      Terms

      Each option is subject to substantially the same terms and conditions applicable to option grants made under the Discretionary Option Grant Program, except for the following differences:

            o     Each option is a non-statutory option.

            o The exercise price per share will be equal to not less than 33 1/3% nor more than 66 2/3% of the fair market value of our common stock on the option grant date, with the exact percentage fixed by the Plan Administrator. The number of option shares will be determined by dividing the total dollar amount of the approved reduction in the optionee's base salary by the amount by which the fair market value per share of common stock on the option grant date exceeds the option exercise price. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the dollar amount of the reduction to the optionee's base salary that will be in effect for the calendar year for which the option grant is made.

            o The option will become exercisable for the option shares in a series of 12 successive equal monthly installments on the optionee's completion of each calendar month of service in the calendar year for which the salary reduction is in effect.

            o Each option is exercisable after it becomes vested until the earlier of (i) the expiration of the ten-year option term or
                  (ii) the expiration of the three-year period measured from the date the optionee's service terminates.

      Under the Salary Investment Option Grant Program, the Compensation Committee granted options for an aggregate of 13,824 shares on January 4, 2000 at an exercise price of $8.66 per share, which was equal to two-thirds of the fair market value per share on that date.

      Stock Issuance Program

      Shares may be sold under the Stock Issuance Program at a price per share not less than 100% of their fair market value, payable in cash or through a promissory note. Shares may also be issued as a bonus for past services, with no cash outlay required of the participant.

      Shares issued as a bonus for past services will be fully vested upon issuance. All other shares issued under the program will be subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Plan Administrator, however, has the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

      Automatic Option Grant Program

      Grants

      On the date that each non-employee member of the Board of Directors is first elected or appointed as a non-employee Board member, we will make an automatic option grant to that Board member, and on the date that each non-employee Board member is re-elected to the Board of Directors, we will make an additional option grant to that non-employee Board member. Each automatic option grant will be a Non-Statutory Option. Each non-employee Board member will receive an option upon his or her initial election or appointment as a non-employee Board member for 7,500 shares plus an additional 7,500 shares for each full or partial year of the term for which he or she was elected or appointed. On each re-election, each non-employee Board member will receive an additional option to purchase 7,500 shares for each full or partial year of the term for which the non-employee Board member is re-elected to the Board of Directors. There is no limit on the number of automatic option grants any one director may receive over his or her period of service on the Board of Directors, and non-employee Board members who have previously been in our employ or who have otherwise received a stock option grant from us are eligible to receive one or more annual option grants over their period of continued service on the Board of Directors.

      Terms

      Each option under the Automatic Option Grant Program will have an exercise price per share equal to 100% of the fair market value per share of common stock on the option grant date and a maximum term of ten years measured from that grant date.

      Provided the optionee continues to serve as a member of the Board of Directors, the initial automatic option grant will vest and become exercisable with respect to 7,500 shares on the day the non-employee Board member is first elected or appointed to the Board of Directors and with respect to an additional 7,500 shares on the day immediately preceding the date of each subsequent annual stockholders meeting until the automatic option grant is fully vested and exercisable. Each subsequent automatic option grant will vest and become exercisable with respect to 7,500 shares on the day immediately preceding the date of each subsequent annual stockholders meeting until the automatic option grant is fully vested and exercisable. No portion of any automatic option grant will vest after the optionee has ceased to be a member of the Board of Directors.

      Each outstanding automatic option will become immediately exercisable for all the shares subject to the option should any of the following events occur while the optionee continues on the Board of Directors: (i) the optionee's death or permanent disability, (ii) an acquisition of Triangle Pharmaceuticals by merger or asset sale or (iii) a hostile take-over, whether effected through a successful tender offer for more than 50% of our outstanding voting stock or through a change in the majority of the Board of Directors as a result of one or more contested elections. An optionee will have a 12-month period after he or she is no longer on the Board of Directors to exercise his or her outstanding automatic option grants for any or all of the option shares for which those options are exercisable at the time the person ceases being on the Board of Directors.

      All options granted under the Automatic Option Grant Program include a limited stock appreciation right which entitles the holder to surrender his or her outstanding automatic options for a cash distribution in the event of a hostile tender offer for more than 50% of our outstanding shares. The cash distribution will be in an amount per surrendered option share equal to the excess of (i) the highest reported price per share of common stock paid in the tender offer over (ii) the option exercise price payable per share. No additional approval of the Plan Administrator or the Board of Directors will be required at the time of the actual option surrender or cash distribution.

      Stock Awards

      As of January 31, 2001, 16,235 shares of common stock were granted as direct stock issuance under the 1996 Incentive Plan, 3,657,456 shares of common stock were subject to outstanding options under the 1996 Incentive Plan and 1,096,444 shares remained available for future issuance, including 884,624 shares made available for future issuance upon the cancellation of previously outstanding options but excluding the two 1,500,000 share increases which form part of this Proposal 2. Through January 31, 2001, 929,694 shares of common stock have been issued on the exercise of options granted under the 1996 Incentive Plan.

      New Plan Benefits

      The two 1,500,000 share increases described above become effective January 1, 2002 and January 1, 2003, respectively. The changes to the Automatic Option Grant Program will become effective for automatic grants made with respect to this and future annual meetings. As a result, no options have been granted in reliance upon these increases which form Proposal 2.

      General Plan Provisions

      Acceleration

      In the event that we are acquired by merger or asset sale, generally each outstanding option under the Discretionary Option Grant Program which is not to be assumed or replaced by the successor entity will automatically accelerate in full and terminate following closing of the transaction, and generally all unvested shares under the Stock Issuance Program will immediately vest, except to the extent our repurchase rights with respect to those shares are transferred to the successor entity. In the event of a change of control other than a merger or asset sale, the Plan Administrator may provide for automatic acceleration of outstanding options on the termination of an optionee's service within a designated period after the change of control. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become fully exercisable for all option shares in the event those options are assumed in the acquisition and the optionee's service with us or the acquiring entity is subsequently terminated within a designated period following an acquisition or hostile take-over. The Plan Administrator may also provide for the automatic vesting of any outstanding shares under the Stock Issuance Program upon similar terms and conditions.

      Each option outstanding under the Salary Investment Option Grant Program will automatically accelerate in the event of an acquisition or change in control. Each outstanding option under the Salary Investment Option Grant Program that is not exercised prior to a change in control will also be subject to repurchase by us at a price equal to the amount by which the optionee's salary was reduced in connection with the grant of that option.

      The acceleration of vesting in the event of a change in the ownership or control may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of Triangle.

      Changes in Capitalization

      In the event any change is made to the outstanding shares of common stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without our receipt of consideration, appropriate adjustments will be made to
(i) the maximum number and/or class of securities issuable under the 1996 Incentive Plan, (ii) the number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the 1996 Incentive Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the Automatic Option Grant Program to new and continuing non-employee members of the Board of Directors and (iv) the number and/or class of securities and the exercise price per share in effect under each outstanding option under the 1996 Incentive Plan, including options granted under the Predecessor Plan, in order to prevent the dilution or enlargement of benefits.

      Financial Assistance

      The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options granted under the Discretionary Option Grant Program or the purchase of shares issued under the Stock Issuance Program. The Plan Administrator will determine the terms of any loan program. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares.

      Special Tax Election

      The Plan Administrator may provide one or more holders of options or unvested shares with the right to have Triangle Pharmaceuticals withhold a portion of the shares otherwise issuable in satisfaction of the tax liability incurred by those holders in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow holders to deliver previously acquired shares of common stock in payment of the tax liability.

      Amendment and Termination

      The Board of Directors may amend or modify the 1996 Incentive Plan in any or all respects whatsoever, subject to any required stockholder approval under applicable law or regulation. However, no amendment or modification may adversely affect an outstanding award under the 1996 Incentive Plan without the consent of the affected award recipient. The Board of Directors may terminate the 1996 Incentive Plan at any time, and the 1996 Incentive Plan will terminate automatically on August 30, 2006.

      Federal Income Tax Consequences

      Option Grants

      Options granted under the 1996 Incentive Plan may be either incentive stock options which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet those requirements. The Federal income tax treatment for the two types of options differs as follows:

      Incentive Stock Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. However, holders of options may be subject to alternative minimum tax obligations as a result of the exercise of their options. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition. For Federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

      On a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over
(ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee and we and the optionee will be required to satisfy the tax withholding requirements applicable to the income. The optionee will recognize any additional gain or loss on the disposition as a capital gain or loss.

      If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which the disposition occurs, equal to the excess of (i) the fair market value of the shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee's disposition of the purchased shares.

      Non-Statutory Stock Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and we and the optionee will be required to satisfy the tax withholding requirements applicable to the income.

      If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by us in the event of the optionee's termination of service prior to vesting in those shares, then the optionee generally will not recognize any taxable income at the time of exercise but will recognize ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for the shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

      We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year in which the optionee recognizes the ordinary income.

      Stock Appreciation Rights

      An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. We will be entitled to an income tax deduction equal to the appreciation distribution for the taxable year in which the optionee recognizes ordinary income.

      Direct Stock Issuance

      The tax principles applicable to direct stock issuances under the 1996 Incentive Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

      Deductibility of Executive Compensation

      We anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options granted with exercise prices equal to the fair market value of the option shares on the grant date or direct stock issuances will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to some of our executive officers. Accordingly, we anticipate that all compensation deemed paid with respect to those options will remain deductible by us without limitation under Code Section 162(m).

      Accounting Treatment

      Option grants or stock issuances to employees and/or directors with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to our earnings generally equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. We will recognize the compensation expense over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value or above generally will not result in any direct charge to our earnings. However, we must disclose in our financial statements and related notes, the fair value of those options and the impact those options would have upon our reported earnings were the value of those options at the time of grant treated as compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining our diluted earnings per common share. Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then those rights will result in a compensation expense to our earnings. Option grants or stock issuances that provide for vesting upon attainment of performance objectives may result in additional compensation expense.

Vote Required

      The affirmative vote of a majority of the outstanding voting shares present or represented and entitled to vote at the annual meeting is required for approval of the amendments to 1996 Incentive Plan. Should stockholder approval not be obtained, then neither the 1,500,000-share increase effective January 1, 2002 nor the 1,500,000-share increase effective January 1, 2003 nor the changes to the Automatic Option Grant Program will be implemented, and no options will be granted on the basis of these amendments.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends that stockholders vote FOR the approval of the amendment to the 1996 Incentive Plan.

--------------------------------------------------------------------------------
                                   PROPOSAL 3
--------------------------------------------------------------------------------

                              ELECTION OF DIRECTORS

      Our Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors serving staggered three-year terms, with each class consisting as nearly as possible of one-third of the total number of directors. Our Bylaws provide for a Board of Directors consisting of that number of directors as may be fixed from time to time by resolution of two-thirds of the members of the Board of Directors or by two-thirds of the stockholders at an annual meeting of stockholders. The Board of Directors has set the number of directors at eight, with two classes consisting of three directors and the third class consisting of two directors. Three directors are to be elected at this annual meeting for a term expiring at the 2004 annual meeting of stockholders or until their successors have been duly elected and qualified.

      The Board of Directors has nominated Standish M. Fleming, Dennis B. Gillings, Ph.D. and Henry G. Grabowski, Ph.D. to stand for reelection to the class of directors whose term expires at the 2004 annual meeting of stockholders or until their successors are elected and have qualified. Each person nominated for reelection has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any of the nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Nominees

      The following table contains information regarding the nominees.

                                Year First                        Class
                                 Elected                       Termination
         Name                    Director          Age             Year                Position
----------------------------    ----------      ---------      -----------             --------
Standish M. Fleming                1995            53              2004                Director

Dennis B. Gillings, Ph.D.          1998            56              2004                Director

Henry G. Grabowski, Ph.D.          1998            60              2004                Director

Business Experience of Nominees for Election to Terms Expiring in 2004

      Standish M. Fleming has served as a director of Triangle Pharmaceuticals, Inc. since July 1995 and as chairman of the Audit Committee since June 1996. Since April 1993, Mr. Fleming has been a general partner of Forward Ventures, a venture capital firm. Mr. Fleming also served in an advisory position with Forward Ventures from February 1992 through April 1993. Prior to that, Mr. Fleming joined Ventana, a venture capital firm, in 1986 and served as a fund manager from January 1990 through January 1992. Mr. Fleming received a B.A. in English from Amherst College and an M.B.A. from the University of California, Los Angeles. Mr. Fleming currently serves as a director of six privately-held companies.

      Dennis B. Gillings, Ph.D. has served as a director of Triangle Pharmaceuticals, Inc. since May 1998. Dr. Gillings is Chairman of Quintiles Transnational Corp., which he founded in 1982. Quintiles Transnational Corp. is a provider of contract research, sales and marketing services to the pharmaceutical, biotechnology and medical device industries. Dr. Gillings served as a professor at the University of North Carolina at Chapel Hill from 1972 to 1988, and he currently serves on the University of North Carolina School of Public Health Foundation Board. Dr. Gillings received a Diploma in mathematical statistics from the University of Cambridge in 1967 and a Ph.D. in mathematics from the University of Exeter, England, in 1972. Dr. Gillings is currently a director of several privately-held companies, and the following publicly-held companies: The Medicines Co., a biotechnology company and WebMD, a healthcare, e-commerce services company.

      Henry G. Grabowski, Ph.D. has served as a director of Triangle Pharmaceuticals, Inc. since May 1998 and as a member of the Audit Committee since June 1998. Dr. Grabowski has served as a professor in the Economics Department, Duke University, since 1976 and as the Director of the Program in Pharmaceuticals and Health Economics, Duke University, since 1983. Dr. Grabowski is considered a leader in the field of, and has authored and co-authored numerous books, monographs and articles concerning pharmaceutical regulation and innovation. Dr. Grabowski has served as an advisor to numerous private and public organizations, including the Institute of Medicine, the National Science Foundation and the General Accounting Office. Dr. Grabowski is an adjunct scholar at the American Enterprise Institute and he currently serves as Associate Editor of the The Quarterly Review of Economics and Finance and the Journal of Research in Pharmaceutical Economics. Dr. Grabowski received a B.S. in engineering physics from Lehigh University in 1962 and a Ph.D. in economics from Princeton University in 1967.

Business Experience of Continuing Directors with Terms Expiring in 2002 (Age)

      Anthony B. Evnin, Ph.D. (60) has served as a director of Triangle Pharmaceuticals, Inc. since November 1995 and as a member of the Compensation Committee since August 1996. Since 1975, Dr. Evnin has been a general partner of Venrock Associates, a venture capital firm. Dr. Evnin received an A.B. in chemistry from Princeton University and a Ph.D. in chemistry from Massachusetts Institute of Technology. Dr. Evnin is currently a director of several privately-held companies and the following publicly-held companies: Caliper Technologies Corp., a diagnostics company, GPC Biotech AG, a biopharmaceutical company, and Sonic Innovations, Inc., a hearing aid company.

      Arthur J. Higgins (45) has served as a director of Triangle Pharmaceuticals, Inc. since August 1999. Mr. Higgins joined Abbott Laboratories in August 1987, as division manager for pharmaceutical products in the United Kingdom. Since then, he has held a variety of management positions, including divisional vice president, international business development. In 1995, Mr. Higgins was named divisional vice president, Pacific, Asia and Africa, and in 1996, was elected Vice President, Pacific, Asia and Africa operations, for the international division. In February 1998, he was elected Senior Vice President, Pharmaceutical Operations. Mr. Higgins received a B.S. in biochemistry from Strathclyde University, Scotland.

      Chris A. Rallis, J.D. (47) has served as a director of Triangle Pharmaceuticals, Inc., a member of the Secondary Committee of the Board of Directors and as President and Chief Operating Officer since March 2000, as Executive Vice President, Business Development and General Counsel from August 1999 through February 2000, and as Vice President, Business Development, General Counsel and Secretary from November 1995 through July 1999. Prior to joining the Company, Mr. Rallis served in the following positions with Burroughs Wellcome:
Vice President, Planning and Business Development; Director, Planning and Business Development; and Assistant General Counsel. During Mr. Rallis' tenure at Burroughs Wellcome, his department was responsible for finalizing licensing agreements with Emory University and Vertex Pharmaceuticals Incorporated, and a consumer healthcare joint venture with Warner-Lambert Company. Mr. Rallis received his A.B. degree in economics from Harvard College and a J.D. from Duke University. Mr. Rallis is currently a director of Intelligent Therapeutic Solutions, Inc., a privately-held information technology company.

Business Experience of Continuing Directors with Terms Expiring in 2003 (Age)

      David W. Barry, M.D. (57) has served as Chairman of the Board and Chief Executive Officer since July 1995 and served as our President from July through September 1995. Dr. Barry has also been a member of the Secondary Committee of the Board of Directors since June 1997. Prior to joining Triangle Pharmaceuticals, Inc., Dr. Barry served as a member of the Board and as the Director of Research, Development and Medical Affairs of Wellcome from May 1994 through May 1995. From May 1989 through May 1994, Dr. Barry served as Vice President, Research, Development and Medical Affairs of Burroughs Wellcome. Dr. Barry is considered a leader in the field of antiviral therapy and is one of the co-inventors of AZT, the first drug to treat the human immunodeficiency virus, HIV. Dr. Barry also directed the clinical development of the first selective anti-herpes drug, acyclovir. Before joining Burroughs Wellcome in 1977, Dr. Barry spent five years at the United States Food and Drug Administration in various capacities, including Director of the Influenza Task Force of the Bureau of Biologics and Acting Deputy Director of the Division of Virology at the Bureau of Biologics. Dr. Barry received a B.A. in French literature from Yale College and an M.D. from Yale University. Dr. Barry is currently a director of Family Health International, a not-for-profit company engaged in the business of family planning, Dynavax Technologies Corporation, a privately-held immune-based therapies company and is Chairman of Intelligent Therapeutic Solutions, Inc., a privately-held information technology company. Dr. Barry is a consultant to Life Science Ventures GmbH, a European venture capital company, and is also Chairman of the Inter-Company Collaboration on AIDS Drug Development, a pharmaceutical industry consortium.

      George McFadden (60) has served as a director of Triangle Pharmaceuticals, Inc. since November 1995 and as a member of the Compensation Committee and Audit Committee since August 1996. Since 1979, Mr. McFadden has served as a general partner of McFadden Brothers, an investment company. Mr. McFadden received a B.A. in business from Vanderbilt University and an M.B.A. from Columbia University. Mr. McFadden is currently a director of three privately-held companies, Washington, Inc., where he serves as Chairman of the Board, Cryogenics Holdings, Inc. and Squaw Valley Corp.

Board Meetings and Committees

      The Board of Directors met a total of seven times and acted by written consent five times during the year ended December 31, 2000. Each director attended at least 75% of the aggregate of (i) the total meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he served, with respect to the Board of Directors meetings and committee meetings, respectively, held in that portion of 2000 during which the director was serving as a member of the Board of Directors.

      We have a Compensation Committee currently composed of Dr. Evnin and Mr. McFadden. The Compensation Committee acted by written consent ten times in 2000. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for executive officers and key employees, including salary and stock options. The Compensation Committee is also responsible for granting stock awards, stock options and stock appreciation rights and other awards to be made under our existing incentive compensation plans. To assist the Compensation Committee in administering benefit plans for non-executive employees, the Board of Directors has designated a Secondary Committee, which is currently composed of Dr. Barry and Mr. Rallis. The Secondary Committee acted by written consent eight times in 2000.

      We also have an Audit Committee currently composed of Mr. Fleming, Dr. Grabowski and Mr. McFadden. The Audit Committee met five times in 2000. The Audit Committee assists in selecting the independent accountants, designating and monitoring the services they are to perform, maintaining effective communication with those accountants and monitoring and reviewing internal accounting procedures and controls.

Director Compensation

      We reimburse our directors for all reasonable and necessary travel and other incidental expenses incurred in connection with their attendance at meetings of the Board of Directors. In addition, our 1996 Stock Incentive Plan, the 1996 Incentive Plan, provides that each eligible non-employee director will automatically receive an option to purchase 2,000 shares of common stock upon a director's initial election or appointment to the Board of Directors and 2,000 shares of common stock for each full or partial year of the director's term, measured from the date of each annual meeting of stockholders. For eligible non-employee directors reelected to the Board of Directors, the 1996 Incentive Plan provides for the automatic grant of an option to purchase 2,000 shares of common stock for each full or partial year of the term to which the director is reelected, measured from the date of each annual meeting of stockholders. If the stockholders approve the amendment described on page 3 above, the shares covered by each component of these grants will increase to 7,500 effective for automatic grants made with respect to this and future annual meetings of our stockholders. These options will have an exercise price equal to 100% of the fair market value of our common stock on the grant date and will become exercisable in annual installments after the completion of each full or partial year of service following such grant.

      Under this automatic option grant program, on May 18, 2000, our 2000 annual meeting of stockholders, Mr. McFadden, who was a non-employee director reelected to the Board of Directors, received an automatic option grant to purchase 6,000 shares. The exercise price per share in effect under this option is $6.875, the fair market value per share of our common stock on the grant date. Provided that Mr. McFadden continues to serve on the Board of Directors, his 6,000 option shares become exercisable in successive increments of 2,000 shares on the day immediately preceding the date of each subsequent annual meeting of stockholders until the automatic option becomes fully exercisable for all of the option shares.

      Under the 1996 Incentive Plan, each of the current non-employee directors received, on June 24, 1997, an automatic option grant to purchase the following number of shares: Dr. Evnin (2,667 shares), Mr. Fleming (1,334 shares) and Mr. McFadden (4,000 shares). The exercise price per share in effect under each of these options is $23.625, the fair market value per share of our common stock on the grant date.

Vote Required

      The three candidates for the class of directors whose terms expire at the 2004 annual meeting of stockholders receiving the highest number of affirmative votes of the stockholders entitled to vote at the annual meeting will be reelected directors of Triangle. Unless otherwise instructed, the proxyholders will vote each returned proxy FOR the nominees named above, or for as many nominees of the Board of Directors as possible. The proxyholders will distribute these votes among the nominees in the manner as the proxyholders see fit.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends a vote FOR the nominees listed above.

--------------------------------------------------------------------------------
                                   PROPOSAL 4
--------------------------------------------------------------------------------

                     RATIFICATION OF INDEPENDENT ACCOUNTANTS

      We are asking stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent accountants for the year ending December 31, 2001. On the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as independent accountants for Triangle for the year 2001. The services PricewaterhouseCoopers will provide for the 2001 fiscal year include the examination of Triangle's consolidated financial statements, reviews of quarterly reports, services related to filings with the SEC and consultation regarding tax returns. PricewaterhouseCoopers has served as our independent accountants since our inception and is qualified to continue to perform these services.

Vote Required

      The affirmative vote of a majority of the stockholders represented and voting at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors believes that the change would be in Triangle's and its stockholders' best interests.

      Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends a vote FOR the ratification and approval of the selection of PricewaterhouseCoopers LLP to serve as our independent accountants for the year ending December 31, 2001.

                             PRINCIPAL STOCKHOLDERS

      The following table contains information regarding the beneficial ownership of our common stock as of January 31, 2001 by:

      o each person known by us to beneficially own more than five percent of our common stock,
      o     each of our directors and nominees for director,
      o our Chief Executive Officer, the four additional most highly compensated executive officers and a former executive officer and
      o     all directors and executive officers as a group.

      Except as otherwise indicated:

      o the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable and
      o the address of all stockholders listed in the table is: 4 University Place, 4611 University Drive, Durham, North Carolina 27707.

      Beneficial ownership is calculated pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. On January 31, 2001, 38,639,938 shares of common stock were issued and outstanding.

                                                        Amount and Nature of
                                                        Beneficial Ownership
                                                     ---------------------------

                                                             Common Stock
                                                     ---------------------------
Name And Address Of Beneficial Owner                   Number            Percent
---------------------------------------------------  ----------          -------
Abbott Laboratories (1) ...........................   6,642,244           17.2%
     100 Abbott Park Road
     Abbott Park, IL  60064-3500

Wellington Management Company, LLP (2) ............   3,581,300            9.3%
     75 State Street
     Boston, MA  02109

T. Rowe Price Associates, Inc. (3) ................   3,274,800            8.5%
     100 East Pratt Street
     Baltimore, MD  21202

David W. Barry, M.D. (4) ..........................   1,403,278            3.6%

George McFadden (5) ...............................   1,217,000            3.1%
     745 Fifth Avenue
     New York, NY  10151

Anthony B. Evnin, Ph.D. (6) .......................   1,027,884            2.7%
     30 Rockefeller Plaza
     New York, NY  10112.

Standish M. Fleming (7) ...........................     871,563            2.3%
     9255 Towne Centre Drive
     Suite 300
     San Diego, CA 92121

Dennis B. Gillings, Ph.D. (8) .....................      16,000               *
     4709 Creekstone Drive
     Durham, NC  27703

Henry G. Grabowski, Ph.D. (9) .....................      12,000               *
     Duke University,
     305 Social Sciences, Box 90097
     Durham, NC 27708

Arthur J. Higgins (10) ............................   6,642,244           17.2%
     100 Abbott Park Road
     Abbott Park, IL  60064

Chris A. Rallis, J.D. (11)(12) ....................     316,424               *

Franck S. Rousseau, M.D. (11)(13) .................     148,416               *

George R. Painter, III, Ph.D.(11)(14) .............     177,851               *

Anne F. McKay (15) ................................      84,255               *

Carolyn S. Underwood (16) ..........................     185,892              *
     801 Capitola Drive
     Durham, NC 27713

All directors and executive officers
    as a group (15 persons) (4)-(17) ..............  12,159,281           31.0%
                                                     ==========           ====

----------
*     Less than 1%.
(1) Includes 4,000 shares of common stock issuable upon the exercise of options beneficially owned by Arthur J. Higgins. Mr. Higgins, a director of Triangle Pharmaceuticals, Inc., is a Senior Vice President of Abbott Laboratories. Mr. Higgins disclaims beneficial ownership of the shares beneficially owned by Abbott Laboratories. Excludes 1,300,000 shares of common stock Abbott Laboratories purchased on March 1, 2001.

(2) These securities are owned by clients for whom Wellington Management Company, LLP serves as investment advisor with shared power to vote the securities.

(3) These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc., Price Associates, serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4) Includes 130,798 shares of common stock issuable upon the exercise of options, 500,000 shares of common stock held by Barry Asset Partners, L.P., a Georgia limited partnership of which Dr. Barry serves as a general and limited partner, and 23,980 shares of common stock held by the Barry Charitable Foundation, Inc., a charitable North Carolina corporation of which Dr. Barry serves as President.

(5) Includes 4,000 shares of common stock issuable upon the exercise of options. Also includes a total of 935,000 shares of common stock beneficially owned by each of the following persons in the amounts indicated: (i) 515,000 shares owned by a family trust under the will of Alexander B. McFadden, (ii) 210,000 shares owned by three family trusts for the benefit of Mr. McFadden's children, (iii) 85,000 shares owned by Mr. McFadden's wife, and (iv) 125,000 shares owned by a former family member as custodian for one of Mr. McFadden's children. Mr. McFadden exercises shared voting and investment power with respect to all such shares. Mr. McFadden disclaims beneficial ownership of these shares other than to the extent of his pecuniary interest in the shares beneficially owned by the family trust under the will of Alexander B. McFadden.

(6) Includes 4,667 shares of common stock issuable upon the exercise of options. Also includes 653,561 shares of common stock beneficially owned by Venrock Associates and 324,902 shares owned by Venrock Associates II, L.P.. Dr. Evnin is a general partner of Venrock Associates and Venrock Associates II, L.P. and consequently shares voting and investment power with respect to all these shares. Dr. Evnin disclaims beneficial ownership of these shares other than to the extent of his individual partnership interest.

(7) Includes 5,334 shares of common stock issuable upon the exercise of options. Also includes a total of 760,147 shares of common stock beneficially owned by each of the following persons in the amounts indicated: (i) 520,000 shares owned by Forward Ventures II, L.P., (ii) 233,663 shares owned by Forward Ventures III, L.P., (iii) 4,122 shares owned by Forward II Associates, L.P., and (iv) 2,362 shares owned by two family trusts. Mr. Fleming is a general partner of Forward II Associates, L.P., which is the general partner of Forward Ventures II, L.P., and a managing member of Forward III Associates, L.L.C., which is the general partner of Forward Ventures III, L.P., and consequently shares voting and investment power with respect to all these shares. Mr. Fleming disclaims beneficial ownership of these shares other than to the extent of his individual partnership and member interests.

(8) Includes 6,000 shares of common stock issuable upon the exercise of options. Excludes 1,500,000 shares of common stock a subsidiary of Quintiles Transnational Corp. purchased on March 1, 2001. Dr. Gillings is Chairman and a significant shareholder of Quintiles Transnational Corp.

(9) Includes 6,000 shares of common stock issuable upon the exercise of options and 6,000 shares of common stock held in a pension fund.

(10) Includes 4,000 shares of common stock issuable upon the exercise of options and 6,638,244 shares of common stock beneficially owned by Abbott Laboratories. Mr. Higgins is a Senior Vice President of Abbott Laboratories, and disclaims beneficial ownership of the shares beneficially owned by Abbott Laboratories.

(11) Excludes an aggregate of 5,708 shares of common stock purchased by executive officers on the conclusion of the purchase interval, ending February 28, 2001, under our employee stock purchase plan.

(12) Includes 110,887 shares of common stock issuable upon the exercise of options. Also includes 500 shares held separately by Mr. Rallis' wife, 1,500 shares held by Mr. Rallis' wife as custodian for their children under the Uniform Gift to Minors Act and 17,200 shares held by The Rallis Richner Foundation, Inc., a charitable North Carolina corporation of which Mr. Rallis serves as President. Mr. Rallis disclaims beneficial ownership of the shares beneficially owned by The Rallis Richner Foundation, Inc.

(13) Includes 145,857 shares of common stock issuable upon the exercise of options.

(14) Includes 91,401 shares of common stock issuable upon the exercise of options. Also includes 8,500 shares held separately by Dr. Painter's wife.

(15) Includes 80,846 shares of common stock issuable upon the exercise of options.

(16) Includes 500 shares held by Ms. Underwood as custodian for her son under the Uniform Gift to Minors Act.

(17) Includes 634,357 shares of common stock issuable upon the exercise of options.

                               EXECUTIVE OFFICERS

      The executive officers of Triangle Pharmaceuticals, Inc. as of March 23, 2001 are as follows:

      Name                             Age                    Position
-------------------------------        ---      -------------------------------------------------------------------
David W. Barry, M.D. .................  57      Chairman of the Board and Chief Executive Officer
Chris A. Rallis, J.D. ................  47      President, Chief Operating Officer and Director
Robert F. Amundsen, Jr., M.B.A. ......  47      Executive Vice President and Chief Financial Officer
Paul A. Dreyer, M.B.A. ...............  51      Executive Vice President, Commercial Operations
R. Andrew Finkle, J.D. ...............  41      Executive Vice President, General Counsel and Secretary
Anne F. McKay ........................  46      Executive Vice President, Drug Regulatory Affairs
George R. Painter, III, Ph.D. ........  50      Executive Vice President, Research and Development
Franck S. Rousseau, M.D. .............  43      Executive Vice President, Medical Affairs and Chief Medical Officer

      David W. Barry, M.D. is Chairman of the Board and Chief Executive Officer. See "Election of Directors" for a discussion of Dr. Barry's business experience.

      Chris A. Rallis, J.D. is the President and Chief Operating Officer and a director. See "Election of Directors" for a discussion of Mr. Rallis' business experience.

      Robert F. Amundsen, Jr., M.B.A. has served as Executive Vice President and Chief Financial Officer since July 2000. Before joining Triangle, Mr. Amundsen served for seven years at Covance Biotechnology Services, Inc., most recently as Executive Vice President of Finance and Planning and Chief Financial Officer. While at Covance, Mr. Amundsen played a key role in leading the company from start-up to maturity, including the securing of financing and the direction of Covance's strategic planning. In addition, Mr. Amundsen's financial experience includes service as Senior Vice President of Finance and Administration and Chief Financial Officer at Applied Bioscience International, Inc., and Vice President of Finance and Administration and Chief Financial Officer at Pharmaco Dynamics Research, Inc., and Controller at Tessco, Inc. Mr. Amundsen received his B.A. from Dartmouth College and M.B.A. from University of Texas.

      Paul A. Dreyer, M.B.A. has served as Executive Vice President of Commercial Operations since October 2000, as Vice President, Marketing and Sales from June 1999 through September 2000, and as Vice President, Sales from April 1998 through May 1999. Prior to joining Triangle, Mr. Dreyer had been at GlaxoWellcome plc, Glaxo, as Group Director of Sales and Marketing in Dermatology since August 1995. Mr. Dreyer was previously at Burroughs Wellcome Co. for twenty-three years, where he held positions in Marketing, Sales and Business Development. Mr. Dreyer received his B.A. from Rutgers College and M.B.A. from Rutgers Graduate School of Management.

      R. Andrew Finkle, J.D. has served as Executive Vice President, General Counsel and Secretary since July 2000. Prior to joining Triangle, Mr. Finkle served for four years as Vice President, Assistant General Counsel and Head of Regulatory Affairs at Sterling Diagnostic Imaging, Inc./AGFA Corporation, a former subsidiary of Bayer A.G. Mr. Finkle's legal experience includes eight years as legal counsel to Societe Nationale Elf Aquitaine/PCS, Inc. and private practice. Mr. Finkle's practice has concentrated on strategic business and international transactions, mergers and acquisitions, FDA compliance and intellectual property management. Mr. Finkle received his B.A. from Washington and Lee University and a J.D. from the University of Virginia School of Law.

      Anne F. McKay has served as Executive Vice President, Drug Regulatory Affairs since October 2000, and as Vice President, Drug Regulatory Affairs from October 1996 through September 2000. Prior to joining Triangle, Ms. McKay served as Director of Regulatory Affairs with Medco Research, Inc. Prior to that, Ms. McKay served as Director of Regulatory Affairs, North America, and held various other regulatory positions during a 15-year tenure at Burroughs Wellcome. Ms. McKay's department was responsible for providing support for various FDA submissions, including the NDA submissions for AZT and acyclovir. Ms. McKay received her B.S. in animal science from Michigan State University.

      George R. Painter, III, Ph.D. has served as Executive Vice President, Research and Development since August 1999, as Vice President, Research and Development from July 1997 through July 1999, and as Vice President, Chemistry and Technical Development of Triangle from January 1996 through June 1997. From July 1995 through January 1996, Dr. Painter served as Director of Research Process for Glaxo, and from June 1993 through July 1995, he served as Assistant Director of Virology for Burroughs Wellcome. While at Burroughs Wellcome, Dr. Painter led the international development of both an HIV protease inhibitor and Coviracil(R)(emtricitabine), formerly known as FTC. Dr. Painter received a B.S. in chemistry, an M.S. in physical chemistry and a Ph.D. in organic chemistry from Emory University.

      Franck S. Rousseau, M.D. has served as Executive Vice President, Medical Affairs and Chief Medical Officer since August 1999, and as Vice President, Medical Affairs and Chief Medical Officer from March 1997 through July 1999. From 1995 through March 1997, Dr. Rousseau served as Associate Director, International Antiviral Clinical Research for Glaxo. Prior to joining Glaxo, Dr. Rousseau was Director of Infectious Diseases and HIV Clinical Research at Wellcome France from 1993 through 1995. From 1990 through 1993, Dr. Rousseau was a Clinical Research Physician with the French National Agency for Research Against AIDS. Dr. Rousseau has been involved with the clinical development of several anti-HIV drugs. Dr. Rousseau received the equivalent of a B.A. from the University of Paris and his M.D. from the University of Paris, College of Medicine.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The following table contains information concerning the aggregate compensation we paid to our Chief Executive Officer, to the four additional most highly compensated executive officers, Named Executive Officers, and to Carolyn Underwood, a former officer of Triangle, for services rendered in all capacities to Triangle for the years ended December 31, 1998, 1999 and 2000. The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.

                                           Summary Compensation Table

                                                                                     Long Term
                                                                                   Compensation
                                                             Annual                -------------
                                                          Compensation                 Awards
                                                   ----------------------------    -------------
                                                                                     Securities
                                                                                     Underlying         All Other
Name and                                           Salary             Bonus         Options/SARs      Compensation
Principal Position                      Year         ($)               ($)              (#)              ($)(1)
------------------------------------    ----      -----------        ----------    ---------------    ------------
David W. Barry, M.D ..................  2000       263,500           100,000           60,000            28,289(2)
   Chairman and Chief                   1999       250,950           170,000           50,000            26,111(2)
   Executive Officer                    1998       239,000            72,000           50,000            14,550

Chris A. Rallis, J.D .................  2000       255,919            76,775           97,500             3,530
   President, Chief Operating           1999       209,405           282,524(3)        30,000             3,375
   Officer and Director                 1998       193,000            95,628           23,000             2,220

Anne F. McKay ........................  2000       172,301(4)         54,690           57,304(4)          3,281
   Executive Vice President, Drug       1999       158,000(5)         92,400           29,862(5)          1,750
   Regulatory Affairs                   1998       145,000(6)         48,000           21,572(6)          1,000

George R. Painter, III, Ph.D .........  2000       213,813            64,145           35,000             3,005
   Executive Vice President,            1999       161,620(7)        105,150           38,416(7)          2,086
   Research & Development               1998       122,000(8)         52,000           30,576(8)          1,822

Franck S. Rousseau, M.D ..............  2000       226,215            67,865           35,000             3,742
   Executive Vice President,            1999       187,470(9)        111,775           35,223(9)          2,000
   Medical Affairs and                  1998       170,000(10)        55,000           25,058(10)           455
   Chief Medical Officer

Carolyn S. Underwood (11) ............  2000       183,283            90,055           20,000            36,710(12)
   former Executive Vice                1999       194,215           108,988           32,937               105
   President, Commercial                1998       179,000            69,749           23,000               421
   Operations

----------
(1) Represents the amounts paid during 2000, 1999 and 1998 in the form of premiums for individual life insurance policies for the benefit of the Named Executive Officers and as matching 401(k) contributions in the following amounts for the following Named Executive Officers: Dr. Barry, $1,956, $1,863 and $1,000; Mr. Rallis, $2,000, $2,000 and $1,000; Ms.
      McKay, $2,000, $1,750 and $1,000; Dr. Painter, $1,773, $1,881 and $1,000;
      and Dr. Rousseau, $2,000, $2,000 and $455.

(2) Includes amounts paid by Triangle for income tax liabilities related to life insurance premiums.

(3) Includes 6,235 shares of common stock granted to Mr. Rallis on June 25, 1999 under our Stock Issuance Program under the 1996 Stock Incentive Plan. The fair market value per share on June 25, 1999 was $16.25.

(4) Excludes an aggregate of $10,000 of Ms. McKay's salary earned in 2000 allocated toward the acquisition of options to purchase 2,304 shares of common stock under our Salary Investment Option Grant Program for $4.34 per underlying share. The options were granted on January 4, 2000, were fully vested as of December 31, 2000, and are exercisable at a price of $8.66 per share.

(5) Excludes an aggregate of $10,000 of Ms. McKay's salary earned in 1999 allocated toward the acquisition of options to purchase 2,237 shares of common stock under our Salary Investment Option Grant Program for $4.468 per underlying share. The options were granted on January 29, 1999, were fully vested as of December 31, 1999, and are exercisable at a price of $8.938 per share.

(6) Excludes an aggregate of $15,000 of Ms. McKay's salary earned in 1998 allocated toward the acquisition of options to purchase 2,572 shares of common stock under our Salary Investment Option Grant Program for $5.83 per underlying share. The options were granted on January 7, 1998, were fully vested as of December 31, 1998, and are exercisable at a price of $11.67 per share.

(7) Excludes an aggregate of $25,000 of Dr. Painter's salary earned in 1999 allocated toward the acquisition of options to purchase 5,594 shares of common stock under our Salary Investment Option Grant Program for $4.468 per underlying share. The options were granted on January 29, 1999, were fully vested as of December 31, 1999, and are exercisable at a price of $8.938 per share.

(8) Excludes an aggregate of $50,000 of Dr. Painter's salary earned in 1998 allocated toward the acquisition of options to purchase 8,576 shares of common stock under our Salary Investment Option Grant Program for $5.83 per underlying share. The options were granted on January 7, 1998, were fully vested as of December 31, 1998, and are exercisable at a price of $11.67 per share.

(9) Excludes an aggregate of $10,000 of Dr. Rousseau's salary earned in 1999 allocated toward the acquisition of options to purchase 2,237 shares of common stock under our Salary Investment Option Grant Program for $4.468 per underlying share. The options were granted on January 29, 1999, were fully vested as of December 31, 1999, and are exercisable at a price of $8.938 per share.

(10) Excludes an aggregate of $12,000 of Dr. Rousseau's salary earned in 1998 allocated toward the acquisition of options to purchase 2,058 shares of common stock under our Salary Investment Option Grant Program for $5.83 per underlying share. The options were granted on January 7, 1998, were fully vested as of December 31, 1998, and are exercisable at a price of $11.67 per share.

(11)  Ms. Underwood's employment ended October 31, 2000.

(12) Includes payments made in 2000 under an agreement between Triangle and Ms. Underwood.

Stock Options

      The following table contains information concerning stock option grants made to each of the Named Executive Officers during the year ended December 31, 2000. We granted options to acquire an aggregate of 1,309,210 shares of common stock to our officers and employees in 2000. We did not grant any stock appreciation rights to the Named Executive Officers during the year ended December 31, 2000.

      All options were granted under the 1996 Stock Incentive Plan. Unless otherwise indicated, each option vests and becomes exercisable as follows: 25% after 12 months of service from the date of the option grant, indicated by footnote for each grant, and the remaining 75% thereafter in a series of 36-equal-monthly installments. Unless otherwise indicated, the shares subject to each option will immediately vest in the event we are acquired by a merger or asset sale, unless the options are assumed by the acquiring entity. The options further provide that the shares subject to each option will immediately vest even if options are assumed by the acquiring entity if the Named Executive Officer's employment is terminated involuntarily, which includes a reduction in the responsibilities of the Named Executive Officer, at any time within 12 months after the merger or asset sale.

      Unless otherwise indicated, the exercise price per share of options granted represented the fair market value of the underlying shares of common stock on the dates the options were granted as determined by the Compensation Committee of the Board of Directors. Optionholders may pay the exercise price in cash or in shares of common stock valued at fair market value on the exercise date or a combination of cash and shares or any other form of consideration approved by the Board of Directors or the Compensation Committee. The fair market value of shares of common stock is determined in accordance with provisions of the 1996 Stock Incentive Plan based on the closing selling price of a share of common stock on the date in question on the Nasdaq National Market.

      We provide no assurance to any Named Executive Officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 0%, 5% or 10% levels or at any other defined level. Unless the market price of the common stock does in fact appreciate over the option term, no value will be realized from the option grants made to the Named Executive Officers.

                      Option/SAR Grants In Last Fiscal Year

                                                      Individual Grants
                                 --------------------------------------------------------    Potential Realizable Value at
                                                                                                Assumed Annual Rates of
                                                  Percent of                                             Stock
                                  Number of     Total Options/                                  Price Appreciation for
                                  Securities     SARs Granted                                         Option Term
                                  Underlying     to Employees    Exercise or                --------------------------------
                                 Options/SARs      in Fiscal     Base Price    Expiration
Name                               Granted         Year (%)        ($/Sh)         Date        0%($)      5%($)        10%($)
-------------------------------  ------------      --------        ------      ----------   ---------   -------      -------
David W. Barry, M.D. ..........    30,000(1)         2.3            5.813        5/22/10         0      109,673      277,933
                                   30,000(2)         2.3            5.563       12/18/10         0      104,956      265,980
Chris A. Rallis, J.D. .........    50,000(3)         3.8           12.125        3/20/10         0      381,267      966,206
                                   25,000(1)         1.9            5.813        5/22/10         0       91,394      231,611
                                   22,500(2)         1.7            5.563       12/18/10         0       78,717      199,485
Anne F. McKay .................     2,304(4)         0.2            8.660(5)      1/3/10    10,000(5)    28,836       57,735
                                   15,000(1)         1.1            5.813        5/22/10         0       54,836      138,966
                                   25,000(6)         1.9            9.063       10/18/10         0      142,492      361,102
                                   15,000(2)         1.1            5.563       12/18/10         0       52,478      132,990
George R. Painter, III, Ph.D. .    20,000(1)         1.5            5.813        5/22/10         0       73,115      185,288
                                   15,000(2)         1.1            5.563       12/18/10         0       52,478      132,990
Frank S. Rousseau, M.D. .......    20,000(1)         1.5            5.813        5/22/10         0       73,115      185,288
                                   15,000(2)         1.1            5.563       12/18/10         0       52,478      132,990
Carolyn S. Underwood ..........    20,000(1)(7)      1.5            5.813        1/31/01         0       73,115      185,288

----------
(1) Represents options granted on May 23, 2000 pursuant to our Discretionary Option Grant Program. Each option vests and becomes exercisable as follows: 50% after 12 months of service measured from the date of the option grant and 50% after 24 months of service measured from the date of the option grant.

(2) Represents options granted on December 19, 2000 pursuant to our Discretionary Option Grant Program.

(3) Represents options granted on March 21, 2000 pursuant to our Discretionary Option Grant Program.

(4) Represents options granted on January 4, 2000 pursuant to our Salary Investment Option Grant Program. The options vested in 12-equal installments over each month in 2000.

(5) Pursuant to our Salary Investment Option Grant Program, Ms. McKay allocated an aggregate of $10,000 of her salary earned in 2000 toward the acquisition of the options for $4.34 per underlying share, which amount is equal to 1/3 of the fair market value of the underlying shares of common stock on the date of grant. The options are exercisable at a price of $8.660 per share, which amount is equal to 2/3 of the fair market value of the underlying shares of common stock on the date of grant.

(6) Represents options granted on October 19, 2000 pursuant to our Discretionary Option Grant Program.

(7) Vesting of options to purchase 10,000 of these shares was accelerated to October 31, 2000 in connection with Ms. Underwood's amended employment agreement.

Option Exercises and Holdings

      The following table provides information concerning option exercises during the year ended December 31, 2000 by the Named Executive Officers and the value of unexercised options held by each of the Named Executive Officers as of December 31, 2000. No stock appreciation rights were exercised during the year ended December 31, 2000. Value of unexercised in-the-money options is defined as the fair market price of our common stock at December 31, 2000 less the exercise price of the option. On December 29, 2000, the closing selling price of a share of our common stock on the Nasdaq National Market was $4.938.

               Aggregated Option/SAR Exercises In Last Fiscal Year
                      and Fiscal Year-End Option/SAR Values

                                                                   Number of              Value of Unexercised
                                                               Unexercised Options      In-the-Money Options at
                                    Shares                        at FY-End (#)            December 31, 2000
                                 Acquired on     Value     --------------------------  --------------------------
Name                             Exercise (#)  Realized    Exercisable  Unexercisable  Exercisable  Unexercisable
-------------------------------  ------------  ----------  -----------  -------------  -----------  -------------
David W. Barry, M.D ...........         --           --      120,798       124,583              0             0

Chris  A. Rallis, J.D .........     20,000     $177,260       92,699       133,771       $ 84,650             0

Anne F. McKay .................         --           --       77,216        84,427              0             0

George R. Painter, III, Ph.D ..         --           --       85,975        71,930              0             0

Franck S. Rousseau, M.D .......         --           --      134,961        77,682              0             0

Carolyn S. Underwood ..........     67,500     $425,250      177,144             0       $325,821             0

Employment Contracts and Change of Control Arrangements

      We renewed an employment agreement with Dr. David W. Barry, our Chairman and Chief Executive Officer, as of November 23, 2000. This employment agreement automatically renews from year to year, unless otherwise terminated. Pursuant to the agreement, we employed Dr. Barry at a base salary of $263,500 per year for the period ending December 31, 2000 and $320,000 per year for the period ending December 31, 2001, subject to increase by our Board of Directors. We have also agreed to provide to Dr. Barry any other benefits that are provided to our other executive officers. Dr. Barry's employment is terminable at will by either us or Dr. Barry. In the event we terminate Dr. Barry's employment for any reason or Dr. Barry resigns at any time within two years of the date of the agreement, we have agreed to continue to pay Dr. Barry's then-current base salary for a period of two years and Dr. Barry has agreed that during the two-year period he will not serve as the chairman, chief executive officer or president of, or participate in or direct the development of drugs for the treatment of viral diseases for, any for-profit business in the pharmaceutical industry that competes in the United States with us. In addition, in the event that we terminate Dr. Barry's employment without cause at any time within two years of the date of the agreement, we have agreed to accelerate the vesting of any unvested stock and/or options held by Dr. Barry. The agreement will terminate automatically in the event of any change in control.

      We have also entered into employment agreements with each of our officers, including each Named Executive Officer. These employment agreements automatically renewal from year to year, unless otherwise terminated. Each officer is also eligible to participate in our retirement and welfare benefit plans. The officer's employment is terminable at will by either us or the officer. In the event we terminate the officer's employment without cause or we elect not to renew the officer's term, we have agreed to continue to pay the officer's then-current base salary for a period of eighteen months and to accelerate by 12 months the vesting of unvested stock and/or options, subject to the officer's agreement during the eighteen-month period not to engage in the same or similar function area in any for-profit pharmaceutical business that competes with us in the field of HIV/hepatitis B within North America. In addition, in the event that, within 12 months following a change in control, we terminate the officer's employment without cause, the officer resigns for good reason, or we elect not to renew the officer's term, we have agreed to continue to pay the officer's then-current base salary for a period of two years and to accelerate totally the vesting of any unvested stock and/or options.

      All of the options awarded to the Named Executive Officers during the year ended December 31, 2000 provide that the shares subject to each option will immediately vest in the event we are acquired by a merger or asset sale, unless the options are assumed by the acquiring entity. The options also provide that the shares subject to each option will immediately vest even if the options are assumed by the acquiring entity if the Named Executive Officer's employment is terminated involuntarily, which includes a reduction in the responsibilities of the Named Executive Officer, at any time within twelve months after the merger or asset sale.

Compensation Committee Interlocks and Insider Participation

      We established our Compensation Committee in June 1996. Its members are Dr. Evnin and Mr. McFadden. Dr. Evnin is a general partner of Venrock Associates and Venrock Associates II, L.P., both of which purchased preferred stock from us as part of several private placement transactions completed during the years ended December 31, 1995 and 1996. Mr. McFadden and several affiliated individuals and entities also purchased preferred stock from us as part of these financings.

      Notwithstanding anything to the contrary contained in our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report of the Compensation Committee and the performance graph on page 30 shall not be incorporated into any future filings.

Compensation Committee Report on Executive Compensation

      The Compensation Committee offers this report regarding compensation for Triangle's executive officers and Chief Executive Officer.

      General Compensation Policy

      Triangle's primary objective is to maximize the value of its shares over time. Accomplishing this objective requires Triangle to successfully develop and market safe and effective drugs, primarily for the treatment of viral diseases. The Compensation Committee, with this objective in mind, authorizes compensation packages for executive officers designed to retain and attract top quality management and to encourage them to contribute to the achievement of Triangle's business objectives. In addition, the Compensation Committee attempts to establish compensation packages that are comparable to the packages received by executives of similar companies and reasonable in light of Triangle's expenditures on its drug development programs.

      Triangle compensates its executive officers with a combination of salary and incentives designed to encourage efforts to achieve both its short-term and long-term goals. The compensation structure attempts to reward both individual contributions as well as Triangle's overall performance. Many traditional measures of corporate performance, such as earnings per share or sales growth, are less applicable to the performance of development stage pharmaceutical companies, like Triangle's, than to mature pharmaceutical companies or companies in other industries. As a result, in making executive compensation decisions, the Compensation Committee evaluates other indications of performance, such as the progress of Triangle in achieving milestones in the development of its drug candidates, in obtaining rights to drug candidates and in raising the capital needed for its operations.

The basic components of compensation packages for the executive officers include the following:

            o     Base Salary

            o     Annual Incentives

            o     Long-term Incentives

            o     Benefits

      Each officer's package contains a mix of these elements and is designed to provide a level of compensation competitive with the compensation paid to comparable officers of companies of similar size in similar industries. Based on various surveys of executive compensation within Triangle's industry, the Compensation Committee believes it achieved this level of aggregate executive compensation during 2000. Triangle favors a compensation structure that aligns the long-term interests of its executive officers with the interests of its stockholders, and as a result places more weight upon long-term incentives in the form of stock options than upon base salary and annual incentives.

      Base Salary and increases in base salary are determined by both individual and company performance and the salary levels in effect for companies of similar size in similar industries. During 2000, the Compensation Committee sought to set the base salaries of the officers of Triangle at a level around the 75th percentile of the range of salaries of officers in comparable companies. In addition, the Compensation Committee considered the following factors in setting the base salaries for executive officers during 2000:

            o Triangle's success in achieving milestones in the development of its drug candidates
            o in obtaining rights to drug candidates and in raising the capital needed for its operations,
            o     any special expertise of a particular executive.

      During 2000, the base salaries for the Named Executive Officers, excluding Dr. Barry and Ms. Underwood, increased by an average of approximately 15.3% over their annualized base salaries during 1999.

      Annual Incentives in the form of cash bonuses are awarded by the Compensation Committee based upon its evaluation of the performance of each executive officer and the achievement of company goals during the year. In 2000, annual incentive compensation awarded to the Named Executive Officers, excluding Dr. Barry and Ms. Underwood, averaged approximately 30.0% of base salary and totaled in the aggregate $263,475. The awards reflect the Compensation Committee's objective to provide a level of compensation competitive with the compensation paid to comparable officers of companies of similar size in similar industries.

      Long-Term Incentive compensation in the form of stock options is expected to be the largest element of total compensation over time. Grants of stock options are designed to align the long-term interests of each officer with the interests of stockholders and to provide long-term incentives for the individual officer to remain with Triangle. Stock options provide each officer with a significant incentive to manage Triangle from the perspective of an owner with an equity stake in the business. The size of the option grant to each officer is based on the officer's current position and expected future contributions to Triangle's business. Awards of stock options are designed to have an expected aggregate exercise value over time equal to a multiple of salary which will create a significant opportunity for stock ownership.

      During 2000, the Named Executive Officers, excluding Dr. Barry and including Ms. Underwood, were granted ten-year options to purchase an aggregate of 242,500 shares of our common stock, excluding options to acquire 2,304 shares of common stock granted to Ms. McKay under our Salary Investment Option Grant Program. Of the 242,500 option shares granted, 50,000 were granted in March 2000 at an exercise price of $12.125 per share, 100,000 were granted in May 2000 at an exercise price of $5.813 per share, 25,000 were granted in October 2000 at an exercise price of $9.063 per share and 67,500 were granted in

December 2000 at an exercise price of $5.563 per share. The 100,000 option shares granted in May 2000 vest over a two-year period as long as the Named Executive Officer continues to be employed by us. The remaining options, other than Ms. McKay's Salary Investment options, vest over a four-year period as long as the Named Executive Officer continues to be employed by us. The options were awarded by the Compensation Committee based on the milestones we achieved during 2000. The Compensation Committee also considered the total percentage of outstanding shares beneficially owned by the Named Executive Officers as compared to the stock ownership of similar officers at comparable companies. The Compensation Committee believes that the option grants were at a level not exceeding the 50th percentile of the range of option grants to officers in comparable companies.

      Benefits offered to executive officers serve as a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to executive officers are substantially the same as those offered to all regular employees.

      CEO Compensation

      Dr. Barry's 2000 base salary of $263,500 represented an increase of approximately 5% over his base salary during 1999. The cash bonus paid to Dr. Barry decreased from $170,000 during 1999 to $100,000 during 2000. The amount of Dr. Barry's base salary and cash bonus were below the average for chief executive officers of comparable companies, reflecting the Compensation Committee's objective, particularly in the case of Dr. Barry, of placing more weight upon long-term incentives than upon base salary and annual incentives.

      The Compensation Committee expects that the stock options granted to Dr. Barry will represent the largest element of his compensation and provide a direct link between Dr. Barry's compensation and the performance of Triangle. During 2000, Dr. Barry received ten-year options to purchase 30,000 shares of common stock at an exercise price of $5.813 per share. These options vest over a two-year period as long as Dr. Barry continues to be employed by Triangle. Dr. Barry also received ten-year options to purchase 30,000 shares of common stock at an exercise price of $5.563 per share. These options vest over a four-year period as long as Dr. Barry continues to be employed by Triangle. As with the other Named Executive Officers, the options granted to Dr. Barry were awarded based on the milestones achieved by Triangle Pharmaceuticals during 2000. The Compensation Committee believes that the option grants were at a level around the 25th percentile of the range of option grants to chief executive officers in comparable companies. Additionally, the total percentage of outstanding shares beneficially owned by Dr. Barry is above the median as compared to the stock ownership of similar officers at comparable companies. It is the Compensation Committee's judgment that Dr. Barry's scientific and management leadership is extremely important to Triangle, and it is therefore essential to provide Dr. Barry with a significant unvested stock ownership position.

                  COMPENSATION COMMITTEE

                  Anthony B. Evnin, Ph.D.
                  George McFadden

Audit Committee Report

      Triangle's Audit Committee of the Board of Directors consists of three non-employee directors that are considered independent under the NASDAQ National Market independent director and audit committee listing standards. The current members of the Audit Committee are Standish M. Fleming, Chairman, Henry G. Grabowski, Ph.D., and George McFadden. The Board of Directors has adopted a written charter for the Audit Committee, which is included as Appendix A to this Proxy Statement.

      Management is responsible for the integrity of Triangle's internal control environment and its financial reporting process. Triangle's independent public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of Triangle's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on these financial statements. The Audit Committee is responsible for overseeing and monitoring these processes.

      The Audit Committee held five meetings during calendar 2000, including pre-issuance reviews of quarterly financial statements and press releases. The Audit Committee believes Triangle management maintains an effective system of internal control that results in the fair presentation of our financial statements and the appropriate safeguard of corporate assets. Based on review and ratification of the 2000 audit plan and discussion of the results of its execution with management and PricewaterhouseCoopers, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Triangle's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

      The audit committee and PricewaterhouseCoopers have discussed all matters required by Statement on Auditing Standards No. 61, Communications with Audit Committee. The Audit Committee has considered the compatibility of non-audit services performed by PricewaterhouseCoopers and other pertinent information regarding the accountant's independence and has determined the firm to be appropriately independent from Triangle. Additionally, the Audit Committee has received from PricewaterhouseCoopers written disclosure regarding its independence as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee.

      Fees for the calendar year 2000 audit and related quarterly reviews are approximately $60,000 of which approximately $30,000 has been billed through December 31, 2000. Fees billed for other projects rendered by PricewaterhouseCoopers for the calendar 2000 year were approximately $50,000. These fees relate primarily to consultation on our tax returns and other tax matters, assistance with 1933 Securities Act filings, audit of our 401-K retirement plan and consultation on the contribution of assets to Intelligent Therapeutic Solutions, Inc.

The Audit Committee of the Board of Directors of Triangle Pharmaceuticals, Inc.

                  Standish M. Fleming
                  Henry G. Grabowski, Ph.D
                  George McFadden

Performance Graph

      The following graph compares total stockholder returns since we became a reporting company under the Exchange Act to the Nasdaq CRSP Total Return Index (Nasdaq Broad Index) for the Nasdaq Stock Market (U.S. Companies) and the Nasdaq CRSP Pharmaceutical Index (Nasdaq Pharmaceutical Index). The total return for each of our common stock, the Nasdaq Broad Index and the Nasdaq Pharmaceutical Index assumes the reinvestment of dividends, although dividends have not been declared on our common stock. The Nasdaq Pharmaceutical Index is made up of all companies with the standard industrial classification Code 283 (category description "Drugs"). The companies comprising the Nasdaq Pharmaceutical Index are available upon written request to Investor Relations at our executive offices. The stockholder return shown on the graph below is not necessarily indicative of future performance and we will not make or endorse any predictions as to future stockholder returns.

                            [MOUNTAIN GRAPH OMITTED]

                                          Cumulative Total Return
                               -------------------------------------------------
                                                        December 31,
                               November 1,  ------------------------------------
                                  1996      1996    1997    1998    1999    2000
                               -----------  ----    ----    ----    ----    ----
TRIANGLE PHARMACEUTICALS, INC      100       229     146     136     128      49
NASDAQ STOCK MARKET-US             100       106     130     183     341     205
NASDAQ PHARMACEUTICALS             100       103     106     136     254     316

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have entered into employment agreements with each of our officers. See "Executive Compensation and Other Information--Employment Contracts and Change of Control Arrangements."

      We entered into a number of agreements with direct or indirect wholly-owned subsidiaries of Quintiles Transnational Corp., collectively, Quintiles, under which Quintiles has rendered or agreed to render contract services for us, including clinical monitoring, pre-clinical testing, drug product formulation and packaging and central laboratory services. Dennis B. Gillings, Ph.D., a director of Triangle, is the Chairman and a significant shareholder of Quintiles Transnational Corp. We incurred approximately $5,012,000 in development expenses for services rendered by Quintiles during 2000. In addition, on March 1, 2001, Q Finance, Inc., a wholly-owned subsidiary of Quintiles Transnational Corp., purchased 1,500,000 shares of common stock from us at $6.00 per share in a private placement with several other investors.

      In August 1999, we completed a worldwide strategic alliance with Abbott Laboratories, Abbott, relating to six antiviral compounds. Under the terms of the alliance, we and Abbott will collaborate with respect to the clinical development, registration, distribution and marketing of various proprietary pharmaceutical products for the prevention and treatment of HIV and hepatitis B virus. During 2000, Triangle incurred approximately $18,388,000 for development services performed by Abbott, and recognized $7,294,000 of collaborative revenue in association with our strategic alliance with Abbott. Abbott purchased 6,571,428 shares of our common stock at $18.00 per share, and will have the right on or after June 30, 2002 to cause us to register those shares for resale in the public market. In May 2000, Abbott exercised its rights under the terms of a stockholder rights agreement to purchase 66,816 shares of our common stock, resulting in net proceeds to us of $407,000. In addition, on March 1, 2001, Abbott purchased 1,300,000 shares of common stock from us at $6.00 per share in a private placement with several other investors. Arthur J. Higgins is a Senior Vice President of Abbott and is a director of Triangle.

      In the first quarter of 2000, we contributed intellectual property with an appraised value of approximately $5.0 million and approximately $150,000 of other assets to Intelligent Therapeutics Solutions, Inc., ITS, in exchange for 3,300,000 shares of ITS Series A preferred stock. David Barry, our Chief Executive Officer and Chairman of the Board, and Chris Rallis, our President and Chief Operating Officer and a member of the Board of Directors, are on the board of directors of ITS and beneficially own shares of ITS common stock.

      We have a policy that all material transactions between us and any of our officers, directors, principal stockholders and other affiliates will be approved in accordance with the Delaware General Corporation Law by a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors, and will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

      Our Second Restated Certificate of Incorporation eliminates, with a few exceptions, directors' personal liability to us or our stockholders for monetary damages for breaches of fiduciary duties. The Second Restated Certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (i) any breach of the director's duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

      Our Restated Bylaws provide that we will indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law, and may indemnify our other officers, employees and agents as provided in the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers. The indemnification agreements contain provisions that require us to indemnify our directors and executive officers against liabilities, other than liabilities arising from intentional or knowing and culpable violations of law, that may arise by reason of their status or service as our directors or executive officers or as directors or officers of other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering directors and officers for claims that directors and officers may otherwise be required to pay or for which we are required to indemnify them, with a few exclusions.

      As of the date of this proxy statement, there is no pending litigation or proceeding involving any of our directors, officers, employees or other agents as to which indemnification is being sought. We are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the Nasdaq Stock Market and to furnish us with copies of those reports.

      Based solely on a review of the copies of reports furnished to us, or written representations that no reports were required, we believe that, during 2000, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were satisfied, except that the reporting by Anthony B. Evnin of the distribution of shares by Venrock Associates II, L.P. and Venrock Associates was not reported on a timely basis.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

      Stockholder proposals that are intended to be presented at our annual meeting of stockholders to be held in 2002 must be received by us no later than December 8, 2001, in order to be included in the proxy statement and related proxy materials.

      In addition, if we have not received notice prior to February 21, 2002, of any matter a stockholder intends to propose for a vote at the annual meeting of stockholders to be held in 2002, then a proxy solicited by the Board of Directors may be voted on that matter in the discretion of the proxyholder.

                                    FORM 10-K

      Enclosed with this proxy statement is a copy of our annual report on Form 10-K, including the financial statements and list of exhibits. You may request an additional copy by writing to the attention of investor relations at our executive offices which are located at 4 University Place, 4611 University Drive, Durham, North Carolina 27707.

      INFORMATION REQUIRED BY ITEM 13(A) OF SCHEDULE 14A IS HEREBY INCORPORATED BY REFERENCE FROM THE COMPANY'S ANNUAL REPORT ON FORM 10-K.

                                 OTHER BUSINESS

      The Board of Directors knows of no other business that will be presented for consideration at the annual meeting. If other matters are properly brought before the annual meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented on any additional matters in accordance with their best judgment.

Dated: April 6, 2001                    Order of the Board of Directors


                                        R. Andrew Finkle, Secretary

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER

I. PURPOSE

      The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the Board of Directors have established, and the Corporation's audit and financial reporting process.

      The independent accountants' ultimate responsibility is to the Board of Directors and the Audit Committee, as representatives of the shareholders. These representatives have the ultimate authority to select, evaluate, and, where appropriate, replace the independent accountants.

      The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II. COMPOSITION

      The Audit Committee shall be comprised of three or more independent directors.

      All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

III. MEETINGS

      The Committee shall meet on a regular basis and shall hold special meetings as circumstances require.

IV. RESPONSIBILITIES AND DUTIES

      To fulfill its responsibilities and duties the Audit Committee shall:

            1. Review this Charter at least annually and recommend any changes to the Board.

            2. Review the organization's annual financial statements and any other relevant reports or other financial information.

            3. Review the regular internal financial reports prepared by management and any internal auditing department.

            4. Recommend to the Board of Directors the selection of the independent accountants and approve the fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee shall obtain a formal written statement from the independent accountants delineating all relationships between the accountants and the Corporation consistent with Independence Standards Board Standard 1, and shall review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

            5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

            6. Following completion of the annual audit, review separately with the independent accountants, the internal auditing department, if any, and management any significant difficulties encountered during the course of the audit.

            7. Perform any other activities consistent with this Charter, the Corporation's By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

                                   PROXY CARD

                         TRIANGLE PHARMACEUTICALS, INC.
               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

      The undersigned hereby appoints David W. Barry and R. Andrew Finkle jointly and severally, as proxies, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of stockholders of Triangle Pharmaceuticals, Inc. to be held on Friday, May 18, 2001, or at any postponements or adjournments of the annual meeting, as specified on the reverse, and to vote in his discretion on any other business as may properly come before the annual meeting and any adjournments thereof.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 and 4.

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4 AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR ANY ADJOURNMENTS THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN BELOW, NO BOXES NEED BE CHECKED.

      (PLEASE SIGN AND DATE ON REVERSE SIDE)

                         ANNUAL MEETING OF STOCKHOLDERS
                         TRIANGLE PHARMACEUTICALS, INC.

                                  MAY 18, 2001

                            PROXY VOTING INSTRUCTIONS

SELECT ONE OF THE FOLLOWING:

Vote by Mail

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Vote by Telephone (Touch-Tone Phone Only)

Please call toll-free 1-800-PROXIES and follow the instructions. Have your control number and the proxy card available when you call.

Vote by Internet

Please access the web page at "www.voteproxy.com" and follow the on-screen instructions. Have your control number available when you access the web page.

Your Control Number is ________________

                          DO NOT RETURN YOUR PROXY CARD
                      IF YOU VOTE BY TELEPHONE OR INTERNET

                 PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

|X|   PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. Issuance of Preferred Stock: To approve the terms of the issuance on March 9, 2001 of 200,000 shares of Series B preferred stock, par value $0.001 per share, at a price per share of $60.00.

       |_|  FOR                |_|  AGAINST            |_|  ABSTAIN

2. Amendment of Stock Option Plan: To approve an amendment to our 1996 Stock Incentive Plan increasing the number of shares of common stock reserved for issuance under the plan by 1,500,000 shares in 2002 and 1,500,000 shares in 2003, and increasing the number of shares for which options granted to non-employee members of the Board of Directors under the Automatic Option Grant Program are exercisable.

       |_|  FOR                |_|  AGAINST            |_|  ABSTAIN

3. Election of Directors:

|_| Vote FOR all nominees at right (except as withheld in the space below)

|_| Vote WITHHELD from all nominees

Instruction: To withhold authority to vote for any individual nominee, check the box "Vote FOR" and write the nominee's name on the line below.


__________________________________
NOMINEES:

Standish M. Fleming, Dennis B. Gillings, Ph.D. and Henry G. Grabowski, Ph.D. will stand for reelection to the Board for terms to expire in 2004.

4. Ratification of Accountants: To ratify and approve the selection of PricewaterhouseCoopers LLP as independent accountants for the fiscal year ending December 31, 2001.

       |_|  FOR                |_|  AGAINST            |_|  ABSTAIN

CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING |_|


________________________                ___________________________
SIGNATURE OF STOCKHOLDER                PRINTED NAME OF STOCKHOLDER

________________________                Dated: ______________, 2001
 TITLE (IF APPROPRIATE)

Note: Please sign exactly as name appears on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.